Exhibit 10.3

CSW INDUSTRIALS, INC.

Form of Performance Vested Restricted Share Award Agreement

Date of Grant:

Name of Participant:

Number of Restricted Shares:

Performance Period:	The period beginning on October 1, 2015 and ending on March 31, 2018.

CSW Industrials, Inc. (the “Company”) hereby awards to [                    ] (the “Participant”) the number of shares of the presently authorized but unissued Common Shares, $0.01 par value per share, of the Company (the “Restricted Shares”) set forth above pursuant to the CSW Industrials, Inc. 2015 Equity and Incentive Compensation Plan (the “Plan”).

Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. The terms and conditions of the Restricted Shares granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	No Right to Continued Employee Status

Nothing contained in this Award Agreement shall confer upon Participant the right to the continuation of his or her employee status, or to interfere with the right of the Company, or any Subsidiary or Affiliate, as applicable, to terminate such relationship.

2.	Vesting of Restricted Shares

(a)	The Restricted Shares granted hereby are contingently awarded, and the Participant’s right to receive all, or any portion of, the Restricted Shares is dependent on the achievement of the Management Objectives set forth on Exhibit A to this Award Agreement. The Restricted Shares granted hereby shall vest as provided on Exhibit A hereto, on the last day of the Performance Period, if the Participant remains an employee of the Company, or one of its Subsidiaries and Affiliates, as applicable, on such date. Subject to Section 2(c) below, in the event of the Participant’s termination of service from the Company, or a Subsidiary or an Affiliate, as applicable, prior to the last day of the Performance Period, the Restricted Shares granted pursuant to this Award Agreement will be forfeited and cancelled on the date of such termination of service.

(b)	Any portion of the Restricted Shares that does not vest on the last day of the Performance Period as provided in Section 2(a) above or Section 2(c) below, will be forfeited and cancelled on the last day of the Performance Period.

(c)	Notwithstanding anything contained in this Award Agreement to the contrary, the Restricted Shares granted pursuant to this Award Agreement shall automatically vest as provided in Exhibit A hereto upon the occurrence of any of the following events: (i) a Change in Control, (ii) the Participant’s termination of service from the Company, and all Subsidiaries and Affiliates, as applicable, due to his or her Disability, and (iii) the Participant’s termination of service from the Company, and all Subsidiaries and Affiliates, as applicable, due to his or her death. “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

3.	Retention of Certificates

The Company will retain the certificate(s) representing the Restricted Shares granted to the Participant pursuant to this Award Agreement until such time as the vesting restrictions have lapsed and the restrictions on the transfer of such Restricted Shares have terminated. Within a reasonable time thereafter, the Company will deliver to the Participant certificate(s) representing such Restricted Shares free of any applicable restrictions.

4.	Tax Election

Within thirty (30) days after the Date of Grant, the Participant may make an election with the Internal Revenue Service under Section 83(b) of the Code and the regulations promulgated thereunder.

5.	Restrictions on Transfer

The Restricted Shares granted hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered until such Restricted Shares are fully vested.

6.	Dividends and Other Distributions

The Participant shall be entitled to receive cash dividends or cash distributions declared and paid with respect to the Restricted Shares. The Participant shall also have the right to receive stock dividends or stock distributions with respect to the Restricted Shares. With respect to any unvested Restricted Shares, all dividends or distributions shall likewise be restricted and shall vest in the same manner as the Restricted Shares as to which such dividend or distribution relates.

7.	Voting of Restricted Shares

The Participant shall be entitled to vote the Restricted Shares subject to the rules and procedures adopted by the Committee for this purpose.

8.	Withholding

To the extent that the Company is required to withhold Federal, state or other taxes in connection with the lapse of restrictions hereunder on the Common Shares, and the amounts available to the Company are insufficient for such withholding, it shall be a condition to the obligation of the Company to make any delivery Common Shares to the Participant that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

9.	Notices

Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided for his or her employee records.

10.	Award Agreement Subject to Plan

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.

11.	Entire Agreement

This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement, provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.

12.	Severability

In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.	Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.	Counterparts

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first above written.

COMPANY:

CSW INDUSTRIALS, INC.

By:	Joseph B. Armes
Chief Executive Officer

PARTICIPANT:

Name:	[ ]

Address:

Exhibit A

Management Objectives

1. For purposes of this Award Agreement, “Management Objectives” shall mean the Company’s Total Shareholder Return for the Performance Period relative to the Total Shareholder Return of the Peer Group for the Performance Period. For purposes of this Exhibit A:

(a)	“Market Value per Share” means the weighted average closing price of a Common Share or a share of common stock of the Peer Group member, as applicable, as reported on the NASDAQ Stock Market, LLC during the twenty (20) trading days preceding (and inclusive of) the date of determination of the Total Shareholder Return; provided, however, that in the event the Performance Period ends early as a result of a Change in Control, or termination of service due to the Participant’s death or Disability, “Market Value per Share” will mean the weighted average closing price of a Common Share or a share of common stock of the Peer Group member, as applicable, of the as reported during the twenty (20) trading days preceding (and exclusive of) the date of such Change in Control or termination of service. The Market Value per Share will be equitably adjusted for stock splits and other similar corporate actions affecting the Common Shares or the common stock of the Peer Group member, as applicable.

(b)	“Peer Group” means the following companies:

Flotek Industries, Inc.	Landec Corporation	Methode Electronics, Inc	NN, Inc.

Innospec Inc.	Tredegar Corporation	Chase Corporation	Astec Industries, Inc.

WD-40 Company	Zep Inc.	CTS Corporation	Orbotech Ltd

Koppers Holdings Inc.	Futurefuel Corp.	Littlefuse, Inc.	Columbus McKinnon Corporation

Kraton Performance Polymers, Inc.	Omnova Solutions Inc.	The Gorman-Rupp Company	LSB Industries, Inc.

If a company within the Peer Group goes through bankruptcy reorganization during the Performance Period and its equity is eliminated (or if a company within the Peer Group ceases to exist during the Performance Period), it will be deemed to be rated last of all companies in the Peer Group for calculation purposes. If the company in bankruptcy continues to have its equity traded through the end of the Performance Period, its Total Shareholder Return will be measured over the entire Performance Period and will be included in the final calculation.

If a company within the Peer Group is purchased by another company that is also within the Peer Group, the surviving company will be tracked and included in the final calculation. If a company within the Peer Group is purchased by another company that is not within the Peer Group, it will cease to be tracked and will be excluded from the final calculation.

(c)	“Total Shareholder Return” means the amount obtained by dividing (1) the sum of (a) the amount of dividends paid on the Common Shares or on the common stock of the Peer Group member, as applicable, with respect to the Performance Period, assuming dividend reinvestment, and (b) the difference between the Market Value per Share at the end and beginning of the Performance Period, by (2) the Market Value per Share at the beginning of the Performance Period.

2. At the end of the Performance Period, the number of Restricted Shares, if any, that will vest will be determined by: (i) determining the Company’s Total Shareholder Return percentile quartile for the applicable Performance Period, as set forth in the left hand column of the table below (expressed in terms of the Company’s ranking within the Peer Group based upon the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Group for the Performance Period) and (ii) multiplying the number of Restricted Shares granted pursuant to this Award Agreement by the percentage in the right hand column of the table below that corresponds to such percentile quartile.

Company’s Total Shareholder Return Performance Ranking Relative to the Peer Group	Percent of Restricted Shares Earned
First quartile	100%
Second quartile	75%
Third quartile	50%
Fourth quartile	0%